UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Information required in Proxy Statement Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

FOR IMMEDIATE RELEASE

Rent-A-Center, Inc. Letter to Stockholders Highlights the Strength of its Board of Directors and Commitment to Strong Corporate Governance

Recent Quarterly Results Show the Company’s New Plan is Delivering

Urges Stockholders to Protect Their Investment by Voting “FOR” Each of Rent-A-Center’s Highly Qualified Director Nominees on the WHITE Proxy Card

PLANO, Texas – May 8, 2017 — Rent-A-Center, Inc. (NASDAQ/NGS:RCII) (“Rent-A-Center” or the “Company”), the nation’s largest rent-to-own operator, today mailed a letter to its stockholders in connection with its 2017 Annual Meeting of Stockholders to be held on June 8, 2017.

The Rent-A-Center Board unanimously recommends stockholders vote the WHITE proxy card “FOR” the Company’s highly-qualified and experienced director nominees: Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts.

Rent-A-Center’s letter to stockholders and other materials regarding the Board’s recommendation for the 2017 Annual Meeting of Stockholders can be found at http://investor.rentacenter.com.

The full text of the letter is below:

Dear Rent-A-Center Stockholder,

You face an important decision regarding the future of your investment in Rent-A-Center. Currently, you are represented by a Board of Directors that is experienced and committed to acting in your best interests. The Rent-A-Center Board, composed of a majority of independent directors, has been carefully structured to have strong retail, finance, marketing, technology, strategic planning and C-suite expertise – all critical to overseeing a rent-to-own retailer – particularly one in the midst of an operational turnaround. The Company is asking for your support in electing its three highly-qualified and experienced nominees to support the progress underway.

Under the direction of the Board and management team, including Chairman and CEO Mark Speese, Rent-A-Center has become one of the largest rent-to-own operators in the U.S.

•	Since its initial public offering in 1995, Rent-A-Center has outperformed the market with a total stockholder return (“TSR”) of 1,132%[1] to date, as compared to the S&P 500’s TSR of 687%.
•	From the Company’s initial public offering in 1995 through Mr. Speese’s initial tenure as CEO through 2013, Rent-A-Center achieved total stockholder returns of 2,571%[2] versus 467% for the S&P 500.

Engaged Capital, LLC (“Engaged Capital”), a hedge fund that owns Rent-A-Center stock, seeks to replace three of your highly qualified directors with nominees who would undermine the current strategic plan focused on enhancing value to our stockholders. Engaged Capital is singularly focused on a self-serving

[1]	Represents the total stockholder return since the Company’s initial public offering in 1995.
[2]	Represents the total stockholder return from Rent-A-Center’s (RCII) IPO on 1/25/95 to the end of each year indicated.

sale process in which it would profit at the expense of other Rent-A-Center stockholders. Engaged Capital only became a Rent-A-Center stockholder in October 2016, while the Company’s stock traded near multi-year lows.

Notwithstanding this short tenure in ownership, the Rent-A-Center Board and management team have held discussions with Engaged Capital in an effort to maintain a constructive dialogue and reach a resolution that would avoid the disruption and expense of a contested election. Over the course of these discussions, the Rent-A-Center Board reiterated its commitment to driving stockholder value, and offered two director seats to Engaged Capital, which Engaged Capital promptly rejected.

RENT-A-CENTER HAS THE RIGHT BOARD IN PLACE TO OVERSEE CONTINUED CHANGES FOR DRIVING ENHANCED VALUE ON BEHALF OF ALL STOCKHOLDERS

To continue executing on its strategic plan to increase the value of your investment in Rent-A-Center by driving growth and improving profitability, your Board unanimously recommends that stockholders vote FOR Rent-A-Center’s three highly-qualified candidates – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – for the three Class II Director positions to be elected at the Company’s Annual Meeting. A vote for Rent-A-Center’s candidates is a vote in favor of a Board that is committed to acting in the best interests of all stockholders.

Under the Board’s direction, Rent-A-Center has taken decisive and immediate actions to drive improvements at the Company. We recognized that significant improvement was needed and have renewed our focus on what made Rent-A-Center an industry leader. Rent-A-Center understands the correctable operational challenges it faces, which were exacerbated under the previous management regime, and is implementing readily fixable solutions as part of its strategic plan. These near-term initiatives, underway since the end of 2016, are already generating improved key performance metrics.

In fact, the Company delivered the following improvements in the first quarter of 2017:

•	Core U.S. same store sales improved sequentially by 140 bps;
•	Acceptance Now same stores sales improved sequentially by 120 bps;
•	Core U.S. held for rent inventory declined 9.5 percent sequentially, demonstrating the Company’s progress on moving the older, promotional inventory through the system faster and upgrading the inventory assortment to more aspirational products with the majority of inventory replenishment orders being better/best products across multiple product categories;
•	Consolidated adjusted EBITDA increased by $23.4 million sequentially;
•	Diluted earnings per share excluding special items improved by $0.27 sequentially; and
•	Debt was reduced by approximately $72 million.

The Company also delivered the following improvements as of March 2017:

•	Reduction in sequential month delinquencies of 140 bps, to 6.1%, in the Core U.S. segment;
•	Reduction in sequential month delinquencies of 40 bps, to 8.8%, in the ANOW segment; and
•	Co-worker turnover of 83.7%, a 10.4 percentage points improvement versus the prior year.

“We believe Rent-A-Center’s better-than-expected 1Q-2017 results demonstrate the company’s turnaround is progressing nicely under recently reinstalled Chairman and CEO Mark Speese.”

                                                                                  — Anthony Chukumba, Loop Capital Markets3

[3]	Permission to use quotes neither sought nor obtained.

We are confident that our recent actions, including recent management changes, headcount reduction, and near-term operational initiatives, combined with the execution of the Company’s long-term strategic plan, will create value for all stockholders.

Rent-A-Center’s strategic plan offers a clear path to create value for all stockholders:

•	Revenue growth in the low-single digits by 2018 and the mid-single digits by 2019;
•	EBITDA margin of 7.5% to 8.5% by 2018 and 9.5% to 10.5% by 2019;
•	Free cash flow between $70 million to $90 million by 2018 and $110 million to $130 million by 2019; and
•	EPS of $1.20 to $1.40 by 2018 and $2.00 to $2.25 by 2019.

THE RENT-A-CENTER BOARD POSSESSES THE RIGHT SKILLS AND EXPERTISE TO DELIVER LONG-TERM VALUE FOR ALL STOCKHOLDERS AND IS COMMITTED TO STRONG CORPORATE GOVERNANCE

Rent-A-Center’s Board comprises experienced individuals with unparalleled knowledge of the rent-to-own industry, extensive operations experience and a strong strategic vision for Rent-A-Center. Importantly, your entire Board is committed to acting in the best interests of the Company and ALL of its stockholders.

“Our long-term thesis is that CEO Speese is the right person (and maybe the only person) able to execute the long-term business plan to improve the U.S. Core (core) and AcceptanceNow (ANow)

businesses.”

                                                                                          — Budd Bugatch, Raymond James4

Your Board is currently composed of seven highly-qualified directors, six of whom are independent. Chairman and CEO Mark Speese, the only non-independent director, is a significant stockholder, with ownership of approximately 2.5% of the Company’s outstanding common stock. Importantly, his interests are fully aligned with the interests of all stockholders and he is fully committed to his position as CEO. In addition, the Company’s Lead Independent Director, Steven L. Pepper, has clear powers of oversight and authority and led numerous discussions with Engaged Capital in an attempt to reach a resolution that would avoid the disruption and expense of a contested election. As Lead Independent Director, Mr. Pepper serves as the chairman of executive sessions of the Board, consults with the Company’s Chairman and Chief Executive Officer on matters to be addressed at Board meetings and facilitates information flow and communication among the directors.

Rent-A-Center regularly evaluates the composition of its Board and has added two new independent directors since 2013. Most recently, Rishi Garg joined in March 2016, bringing deep expertise in technology-enabled services, emerging financial technology and digital media. Mr. Pepper joined in 2013, bringing more than 20 years of operational retail experience.

With regard to governance, Rent-A-Center’s practices are in line with peers and the broader market, with six out of seven independent Board members and a “Say-On-Pay” proposal that garnered support from an overwhelming majority (98.5%) of stockholders at the 2016 Annual Meeting. In 2016, Rent-A-Center received an ISS Governance “QuickScore” of 3 on a scale of 1 to 10, with 1 being the lowest

[4]	Permission to use quotes neither sought nor obtained.

governance risk. Further, Rent-A-Center adheres to ISS compensation “best practices” and has best-in-class compensation policy and disclosure. These practices ensure that there is clear alignment between management incentives and stockholder interests.

Following the announcement of the new strategic plan on April 10, 2017, the Company selected April 24, 2017 as the record date for its annual meeting in order to provide the investment community with the opportunity to assess the plan. The Company took this action because it believes that given the significance of the new strategic plan, allowing those investing in the Company’s stock the opportunity to vote in the election of directors at its upcoming annual meeting of stockholders is aligned with good corporate governance practices.

PROTECT YOUR INVESTMENT – VOTE THE WHITE PROXY CARD TODAY

Upon the recommendation of Rent-A-Center’s Nominating and Corporate Governance Committee, the Board nominated Mark E. Speese, Leonard H. Roberts and Jeffery M. Jackson for the three Class II Director positions to be elected by the stockholders at the Company’s Annual Meeting. These directors are highly experienced, actively engaged and committed to acting in the best interests of the Company and all stockholders. Together with the full Board, these directors have taken decisive actions to drive growth, improve profitability and maximize value for all Rent-A-Center stockholders.

The Rent-A-Center Board will continue to evaluate all opportunities to enhance stockholder value and remains committed to pursuing the right course of action for ALL STOCKHOLDERS. We urge you to elect Rent-A-Center’s director nominees, who offer a diverse mix of skills and expertise and are best positioned to oversee continued changes at the Company on your behalf.

Thank you for your continued support.

The Rent-A-Center Board of Directors:

Mark E. Speese	Michael J. Gade	Jeffery M. Jackson

J.V. Lentell	Steven L. Pepper	Leonard H. Roberts	Rishi Garg

If you have any questions, or need assistance voting your WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 259-6290

Email: Info@okapipartners.com

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; our chief executive officer and chief financial officer transitions, including our ability to effectively operate and execute our strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to successfully market smartphones and related services to its customers; the Company’s ability to develop and successfully implement virtual or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

This press release refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this press release are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP financial information should be considered as supplemental in nature and not as a substitute for or superior to the historical financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

Please see the Company’s earnings press releases dated February 13, 2017 and May 1, 2017 for non-GAAP reconciliation of diluted earnings per share excluding special items and consolidated adjusted EBITDA in the applicable quarterly periods which were used to calculate the sequential improvements contained in this press release. The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Contacts

Investors:

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

and

Okapi Partners LLC

Bruce H. Goldfarb / Chuck Garske / Teresa Huang

212-297-0720

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / Matt Gross / Aura Reinhard

212-355-4449